Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Jeff B. Shank
President and Chief Executive Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES SPECIAL DIVIDEND

GREENCASTLE, PA (March 11, 2009) — The Board of Directors of Tower Bancorp, Inc., parent company of The First National Bank of Greencastle, declared a special dividend of $1.12 per share payable on March 31, 2009 to shareholders of record on March 20, 2009.  The special dividend is being made in connection with the proposed combination with Graystone Financial Corp. and is conditioned on receipt of final regulatory approvals of the merger prior to the payment on March 31, 2009.  As previously announced, the shareholders of both Tower and Graystone have approved the transaction.

“We are proud to reward our shareholders for their commitment to our company over the years.  With the pending partnership with Graystone Financial Corp., we believe that our company will be even stronger and will enhance shareholder value for years to come,” stated Jeff Shank, President and Chief Executive Officer.

On November 12, 2008, Tower Bancorp, Inc. and Graystone Financial Corp. entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Graystone Financial Corp. will merge with and into Tower Bancorp, Inc.  In the merger, Graystone shareholders will receive 0.42 shares of Tower common stock for each share of Graystone common stock they hold on the effective date of the merger.  Subject to satisfaction of various conditions of closing, the merger is currently expected to close on or about April 1, 2009.

Tower Bancorp, Inc. is a Greencastle, Pennsylvania based holding company with approximately $557 million in assets at December 31, 2008.  Tower operates 16 banking offices in Franklin and Fulton Counties, Pennsylvania and Washington County, Maryland through its wholly-owned subsidiary The First National Bank of Greencastle.

Additional Information About The Transaction and Where to Find It

In connection with the proposed transaction, Tower has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (Registration No. 333-156535).  The Registration Statement has been declared effective by the SEC and includes a joint proxy statement/prospectus which has been distributed to the shareholders of Tower and Graystone.  Investors are urged to read the Registration Statement and the joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

Investors can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Tower and Graystone, free of charge from the SEC’s Internet site (www.sec.gov), by contacting Tower Bancorp, Inc. at 866-597-2137or by contacting Graystone Financial Corp., at 717-724-2827.   Investors should read the joint proxy statement/prospectus and other documents to be filed with the SEC carefully before making a decision concerning the transaction.

This document is not an offer to sell shares of Tower’s securities which may be issued in the proposed transaction.  Such securities are offered only by means of the joint proxy statement/prospectus referred to above.

Forward-Looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.